                                                                       EXHIBIT 1


                                             Contact:   Investors
                                                        ---------
                                                        Thomas J. Paulson
                                                        Chief Financial Officer
                                                        Avigen, Inc.
                                                        (510) 748-7150

                                                        Media
                                                        -----
                                                        John Lockhart
                                                        Halsted Communications
                                                        (800) 600-7111 x 224


FOR IMMEDIATE RELEASE



         AVIGEN REPORTS FOURTH QUARTER AND FISCAL 1998 FINANCIAL RESULTS
                   AND ANNOUNCES SUCCESSFUL PRIVATE PLACEMENT

ALAMEDA, CA, (October 9, 1998) Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the fourth quarter and year ended June 30, 1998.

For the quarter, Avigen reported a net loss of $2,709,000 compared to a net loss of $2,115,000 in the fourth quarter of 1997. For fiscal 1998, the Company reported a net loss of $8,877,000 or $1.22 per share, compared to a net loss of $5,578,000 or $0.77 per share, for 1997. At June 30, 1998, the Company's cash, cash equivalents and marketable securities totaled approximately $4.5 million. Shares issued and outstanding at the fiscal year-end totaled approximately 7.3 million.

Subsequent to its fiscal year end, Avigen completed a successful private offering of common stock and warrants, raising over $2.7 million in an "at market" transaction completed in September. In addition, the Company has named Mark Kay, M.D., Ph.D., a leader in genetic research, to its Scientific Advisory Board. Dr. Kay and his research team at Stanford University are working on novel treatments for hemophilia B using AAV vectors. AAV vectors containing a gene for factor IX and developed by Avigen scientists, have been administered to large animals with hemophilia. Results from these animals have demonstrated a substantial correction of blood clotting times that continues to be observed for over a year since administration. These encouraging results provide a compelling rationale for initiating a clinical trial in patients. Collaborating with Katherine High, M.D. at the Children's Hospital of Philadelphia, Avigen expects to file an IND for the treatment of hemophilia B later this year.





                                     -more-

                                                                       EXHIBIT 1



Avigen, Inc., is a gene therapy company involved in the development of gene therapy products derived from adeno-associated virus (AAV) for the treatment of inherited and acquired diseases. The Company's proposed gene therapy products are designed for in vivo administration to achieve the production of therapeutic proteins within the body. Avigen is focusing its efforts on developing products to deliver genes for the treatment of anemia, hemophilia, hyperlipidemia, metabolic storage diseases and blood cell-related diseases, including sickle cell anemia and beta-thalassemia.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this press release, and in the Company's Annual Report on Form 10-K for the year ended June 30, 1998.

Avigen's 1998 Annual Report will be distributed in mid-October. For more information visit our website at www.avigen.com or contact Avigen's Investor Relations Department at (510) 748-7150.





                                      ####

                                                                       EXHIBIT 1



SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS


                                          Three months ended                  Year ended
                                         June 30, (unaudited)             June 30, (audited)
                                     ---------------------------     ---------------------------
                                          (In Thousands, except shares and Per Share Data)
                                     ---------------------------     ---------------------------
                                        1998            1997            1998            1997

Grant revenue                        $       -0-     $       -0-     $       -0-     $        98

Expenses:

    Research and development               1,811           1,420           6,235           4,033

    General and administrative               954             871           2,990           2,352
                                     -----------     -----------     -----------     -----------
    Total operating expenses               2,765           2,291           9,225           6,385
                                     -----------     -----------     -----------     -----------

    Loss from operations                  (2,765)         (2,291)         (9,225)         (6,287)

    Other (expense) income                    56             176             348             709
                                     -----------     -----------     -----------     -----------

    Net loss                         $    (2,709)    $    (2,115)    $    (8,877)    $    (5,578)
                                     ===========     ===========     ===========     ===========

    Pro forma net loss per share     $     (0.37)    $     (0.29)    $     (1.22)    $     (0.77)
                                     ===========     ===========     ===========     ===========
    Shares used in per share
    calculation                        7,298,271       7,286,146       7,298,271       7,286,146
                                     ===========     ===========     ===========     ===========

    Shares issued and outstanding
    at year end                                                        7,305,858       7,288,580
                                                                     ===========     ===========


CONDENSED BALANCE
SHEETS (audited)


                                                           June 30,     June 30,
                                                             1998         1997
    Cash, cash equivalents and short-term investments      $ 4,477      $13,039

    Property and equipment, net                              1,359        1,651

    Deposits and other assets                                  161           70
                                                           -------      -------
    Total assets                                           $ 5,997      $14,760
                                                           =======      =======

    Total liabilities                                        2,414        2,419

    Stockholder's equity                                     3,583       12,341
                                                           -------      -------

    Total liabilities and stockholder's equity             $ 5,997      $14,760
                                                           =======      =======